Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2021 (the “Agreement”), is entered into by and among Image Sensing Systems, Inc., a Minnesota corporation (“ISNS” and, after the “Effective Time” (as defined in Section 11 below), the “Surviving Company”); Autoscope Technologies Corporation, a Minnesota corporation and the direct wholly-owned subsidiary of ISNS (“Autoscope”); and Spruce Tree MergerCo, Inc., a Minnesota corporation and indirect subsidiary of ISNS and direct wholly-owned subsidiary of Autoscope (the “Merger Sub”) (ISNS, Autoscope, and the Merger Sub will sometimes be referred to in this Agreement each as a “Party” and together, the “Parties”).

WHEREAS, the total authorized capital stock of ISNS consists of 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value of $0.01 per share (“ISNS Common Shares”), of which 5,367,186 ISNS Common Shares were issued and outstanding as of July 20, 2021, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “ISNS Preferred Stock” and, together with the ISNS Common Shares, the “ISNS Shares”);

WHEREAS, 50,000 shares of ISNS Preferred Stock have been designated as “Series A Junior Participating Preferred Stock” (the “ISNS Series A Preferred Stock”) and have been reserved for issuance upon the exercise of the rights (the “ISNS Rights”) distributed to holders of record of ISNS Common Shares as of June 17, 2013 pursuant to a Rights Agreement dated as of June 6, 2013 (the “Initial Agreement”) between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”);

WHEREAS, ISNS and the Rights Agent entered into the First Amendment to Rights Agreement dated as of August 23, 2016 (the “First Amendment”), the Second Amendment to Rights Agreement dated as of March 12, 2018 (the “Second Amendment”), and the Third Amendment to Rights Agreement dated as of June 4, 2020 (the “Third Amendment”), all of which amended the Initial Agreement (the Initial Agreement, as amended by the First Amendment, the Second Amendment, and the Third Amendment, is referred to in this Agreement as the “Original Rights Agreement”);

WHEREAS, as of July 20, 2021, there were no shares of ISNS Preferred Stock outstanding;

WHEREAS, Autoscope is and, at all times since its organization, has been, a direct, wholly-owned subsidiary of ISNS;

WHEREAS, as of July 20, 2021, Autoscope has total authorized capital stock of 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value of $0.01 per share (“Autoscope Common Shares”), of which 1,000 shares are currently issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Autoscope Preferred Stock” and, together with the Autoscope Common Shares, the “Autoscope Shares”), of which no shares are currently issued and outstanding;

WHEREAS, 50,000 shares of Autoscope Preferred Stock have been designated as “Series A Junior Participating Preferred Stock” (the “Autoscope Series A Preferred Stock”) having the

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same designations, rights, powers, preferences, qualifications, limitations, and restrictions as the ISNS Series A Preferred Stock;

WHEREAS, as of the Effective Time, the designations, right, preferences, qualifications, limitations, and restrictions of the Autoscope Shares, including the Autoscope Series A Preferred Stock, will be the same as those of the ISNS Shares, including the ISNS Series A Preferred Stock;

WHEREAS, the Restated Articles of Incorporation and the Bylaws of Autoscope immediately after the Effective Time will contain provisions identical to the Articles of Incorporation and Bylaws of ISNS immediately before the Effective Time (other than as allowed by Section 302A.626, subdivision 7 of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”));

WHEREAS, the Merger Sub has authorized capital stock consisting of 1,000 shares of common stock, par value of $0.01 per share (“Merger Sub Common Shares”), of which 1,000 shares are currently issued and outstanding;

WHEREAS, the Board of Directors of each of ISNS, Autoscope, and the Merger Sub have determined that it is desirable and in the best interests of ISNS, Autoscope, and the Merger Sub, respectively, that ISNS and the Merger Sub should merge, with ISNS being the surviving corporation (the “Merger”), and Autoscope will be a “holding company” of ISNS, as such term is defined in Section 302A.626, subd. 1(b) of the MBCA, with each ISNS Common Share being converted in the Merger into an Autoscope Common Share in accordance with the terms of this Agreement;

WHEREAS, the Boards of Directors of ISNS, Autoscope, and the Merger Sub have approved the Merger and the transactions contemplated by this Agreement; ISNS, as the sole shareholder of Autoscope, has approved the Merger and the transactions contemplated by this Agreement; and Autoscope, as the sole shareholder of The Merger Sub, has approved the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Merger will be implemented pursuant to Section 302A.626 of the MBCA and, therefore, will not require the approval of the shareholders of ISNS;

WHEREAS, the Parties intend, for United States federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code, as amended; and

WHEREAS, simultaneously with the Effective Time, Autoscope, ISNS, and the Rights Agent will enter into an Amended and Restated Rights Agreement (the “Rights Agreement”) pursuant to which, effective as of the Effective Time, among other things, (i) ISNS will assign to Autoscope, and Autoscope will assume and agree to perform, all obligations of the Surviving Company pursuant to the Rights Agreement; (ii) the Rights Agreement will be amended such that all references to the “Company,” “Common Shares of the Company,” “Preferred Shares,” and similar terms are deemed to refer to Autoscope, Autoscope Common Shares, and Autoscope Series A Preferred Stock, respectively; and (iii) each ISNS Right distributed or distributable under the Original Rights Agreement will become a right to purchase Autoscope Series A

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Preferred Stock, subject to the same terms and conditions as the ISNS Rights as of immediately before the Effective Time.

Terms of Agreement

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby prescribe the terms and conditions of the Merger and the mode of carrying the same into effect as follows:

1.                   Merger of ISNS with Merger Sub.  Effective upon the effectiveness of the filing of the Articles of Merger, including the Plan of Merger (the “Articles of Merger”) with the Minnesota Secretary of State, ISNS shall merge with the Merger Sub (the “Merger”) in accordance with Section 302A.626, subd. 2 and subd. 3 of the MBCA and the terms of this Agreement; the separate existence of the Merger Sub shall cease; and ISNS shall be a direct, wholly-owned subsidiary of Autoscope. ISNS shall be the surviving corporation in the Merger and assume all of the rights, privileges, assets and liabilities of the Merger Sub. The Merger Sub and ISNS are the only constituent corporations to the Merger.

2.                   Name of Surviving Company. The name of the Surviving Company shall be “Image Sensing Systems, Inc.”

3.                   Effect of the Merger. The effect of the Merger shall be as provided in Section 302A.626 of the MBCA and in Section 302A.641 of the MBCA. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of the Merger Sub shall be transferred to and vested in the Surviving Company, and the Surviving Company shall assume all of the liabilities and obligations of the Merger Sub.

4.                   Effect on Capital Stock. At the Effective Time:

(a)                Each then issued outstanding Autoscope Common Share held by ISNS will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Company with respect thereto.

(b)               Each then issued and outstanding ISNS Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one Autoscope Common Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as one ISNS Common Share immediately prior to the Effective Time.

(c)                Each then issued and outstanding Merger Sub Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a common share of the Surviving Company.

5.                   Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced ISNS Common Shares shall be deemed and treated for all

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corporate purposes to evidence the ownership of the number of Autoscope Common Shares into which such ISNS Common Shares were converted pursuant to Section 4(b) of this Agreement.

6.                   Articles of Incorporation, Bylaws, Officers and Directors. Subject to Section 7 below, the Articles of Incorporation and Bylaws of ISNS, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Company. The directors of ISNS immediately prior to the Effective Time shall be the directors of Autoscope as of the Effective Time. The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time.

7.                   Amendment to Articles of Incorporation. Automatically, as a result of filing the Articles of Merger and this Agreement in accordance with the MBCA, the Articles of Incorporation of the Surviving Company shall be amended as of the Effective Time to add a new Article 9 to read in its entirety as follows:

ARTICLE 9.  VOTE OF SHAREHOLDERS REQUIRED

Any action or transaction by or involving the corporation, other than the election or removal of directors of the corporation, that requires for its adoption under the Minnesota Business Corporation Act or these Articles of Incorporation, the approval of the shareholders of the corporation shall, pursuant to Section 302A.626, subd. 3(8)(i) of the Minnesota Business Corporation Act, require, in addition to the approval of the shareholders of the corporation, the approval of the shareholders of Autoscope Technologies Corporation, a Minnesota corporation (or any successor by merger), so long as such corporation or its successor is the ultimate parent, directly or indirectly, of the corporation, by the same vote that is required by the Minnesota Business Corporation Act and/or by these Articles of Incorporation. For the purposes of this Article 9, the term “parent” shall mean a corporation that owns, directly or indirectly, any outstanding capital stock of the corporation entitled to vote in the election of directors of the corporation.

8.                   Assumption of Certain Agreements and Plans Relating to Securities of ISNS.

(a)                Autoscope and the Surviving Company hereby agree that they will, simultaneously with the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, effective as of the Effective Time, the Surviving Company will assign to Autoscope, and Autoscope will assume and agree to perform, all obligations of the Surviving Company pursuant to the: (i) Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan, (ii) Image Sensing Systems, Inc. 2005 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) and (iii) each equity-based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder.

(b)               Autoscope and the Surviving Company hereby agree that they will, simultaneously with the Effective Time, execute, acknowledge and deliver the Rights Agreement, pursuant to which, effective as of the Effective Time, among other things, the Surviving Company will assign to Autoscope, and Autoscope will assume and agree to perform, all obligations of the Surviving Company pursuant to the Rights Agreement.

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(c)                Autoscope and the Surviving Company shall take or cause to be taken all actions necessary or desirable in order for Autoscope to assume the Stock Incentive Plans, and each equity-based award agreement or similar agreement entered into pursuant thereto, and the Rights Agreement, all to the extent deemed appropriate by the Surviving Company and Autoscope and permitted under applicable law. Except as otherwise expressly described in this Section 8, each equity-based award agreement assumed by Autoscope under the Assignment and Assumption Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Stock Incentive Plan and any award agreements thereunder immediately prior to the Effective Time, including, without limitation, the number of shares, vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, to the extent applicable.

9.                Plan of Reorganization. This Agreement shall constitute a plan of reorganization of ISNS and the Merger Sub.

10.              Tax Treatment. The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

11.              Filing and Effective Time. If this Agreement has not been terminated pursuant to Section 12 hereof, after this Agreement has been duly approved in the manner required by law, appropriate Articles of Merger and this Agreement shall be filed by ISNS and the Merger Sub pursuant to and in accordance with the MBCA. The Merger shall be effective (the “Effective Time”) at 12:00 a.m. Central Time on July 21, 2021.

12.              Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors of ISNS at any time prior to the Effective Time.

13.              Amendments to Registration Statements. It is the intent of the Parties that Autoscope, as of the Effective Time, be deemed a “successor issuer” to ISNS for purposes of continuing certain offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Autoscope will, to the extent deemed appropriate, file a post-effective amendment to ISNS’s registration statements on Form S-8 (File Nos. 333-142449, 333-152117, 333-167496, 333-195923, 333-231701, and 333-256372) covering the Stock Incentive Plans, adopting such registration statement as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statement from being misleading.

14.              No Dissenters’ Rights. In accordance with the MBCA, no dissenters’ rights shall be available to any holder of shares of ISNS Common Shares in connection with the Merger.

15.              Adoption and Approval. This Agreement was adopted and approved by the Board of Directors of ISNS, Autoscope, and the Merger Sub on July 20, 2021. Pursuant to Section 302A.626, subd. 2 of the MBCA, the Agreement was not approved by the shareholders of ISNS, Autoscope, or the Merger Sub.

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16.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

17.              Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

18.              Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19.              Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

[Signature page follows.]

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[Signature page to Agreement and Plan of Merger by and among

Images Sensing Systems, Inc., Autoscope Technologies Corporation, and

Spruce Tree MergerCo, Inc.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date indicated in the introductory paragraph.

Spruce Tree MergerCo, Inc.,	Image Sensing Systems, Inc.,
a Minnesota corporation	a Minnesota corporation

By: /s/ Frank G. Hallowell	By: /s/ Frank G. Hallowell
Frank G. Hallowell	Frank G. Hallowell
Its: Chief Executive Officer	Its: Chief Financial Officer

Autoscope Technologies Corporation,
a Minnesota corporation

By: /s/ Frank G. Hallowell
Frank G. Hallowell
Its: Chief Financial Officer

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